iShares Trust
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate	Purchase	Total
				Underwriter		Principal	Principal	Price	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Per Share	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	(USD)	Affiliate
213	Consumers Energy Company (2043)	05/13/13	05/13/203	Barclays Capital Inc.	PNC	$425,000,000	$250,000	$99.84	-

223	Northrop Grumman Corportation (2018)	05/28/13	05/28/13	J.P. Morgan Securities LLC	PNC	$850,000,000	$25,000	$99.72	-

191	Citigroup Inc. (2016)	07/18/13	07/18/13	Citigroup Capital Markets Inc.	PNC	$1,000,000,000	$3,000,000	$100.00	-